 FORM N-SAR
SEMI-ANNUAL REPORT
FOR REGISTERED INVESTMENT COMPANIES

Report for six month period ending:__/__/__ (a)
or fiscal year ending:   12/31/12 (b)

Is this a transition report?: (Y/N)	N

Is this an amendment to a previous filing? (Y/N)	N

Those items or sub-items with a box "[_]" after the item number should be completed only if the answer has changed from the previous filing on this form.

1.	A.	Registrant Name: American National Variable Life Separate Account

	B.	File Number: 811-06160

	C.	Telephone Number: (409) 763-4661

2.	A.	Street: One Moody Plaza

	B.	City: Galveston	C.	State: Texas	D.	Zip Code: 77550 Zip Ext: 7947

	E.	Foreign Country:________________			Foreign Postal Codes: _________

3.	Is this the first filing on this form by Registrant? (Y/N)					N

4.	Is this the last filing on this form by Registrant? (Y/N)					N

5.	Is Registrant a small business investment company (SBIC)? (Y/N)					N
[If answer is "Y" (Yes), complete only items 89 through 110.]

6.	Is Registrant a unit investment trust (UIT)? (Y/N)					Y
[If answer is "Y" (Yes), complete only items 111 through 133.]

For period ending 12/31/12	If filing more than one Page 47, “X” box: ☐
File Number 811-06160

UNIT INVESTMENT TRUSTS

111.	A.	[_] Depositor Name: American National Insurance Company

	B.	[_] File Number (If any):

	C.	[_] City: Galveston	State: Texas	Zip Code: 77550 Zip Ext.: 7947

		[_] Foreign Country: __________________		Foreign Postal Code: _________

111.	A.	[_] Depositor Name: __________________________________________________

	B.	[_] File Number (If any):

	C.	[_] City: _________ State: ______ Zip Code: ____ Zip Ext.: ____

		[_] Foreign Country: __________________		Foreign Postal Code: _________

112.	A.	[_] Sponsor Name: ____________________________________________________

	B.	[_] File Number (If any): --------------------

	C.	[_] City: _________ State: ______ Zip Code: ____ Zip Ext.: ____

		[_] Foreign Country: __________________		Foreign Postal Code: _________

112.	A.	[_] Sponsor Name: ____________________________________________________

	B.	[_] File Number (If any): --------------------

	C.	[_] City: _________ State: ______ Zip Code: ____ Zip Ext.: ____

		[_] Foreign Country: __________________		Foreign Postal Code: _________

For period ending 12/31/12	If filing more than one Page 48, “X” box: ☐
File Number 811-06160

113.	A.	[_] Trustee Name:

	B.	[_] City: _________ State: ______ Zip Code: ____ Zip Ext.: ____

		[_] Foreign Country: __________________	Foreign Postal Code: _________

113.	A.	[_] Trustee Name:

	B.	[_] City: _________ State: ______ Zip Code: ____ Zip Ext.: ____

		[_] Foreign Country: __________________	Foreign Postal Code: _________

114.	A.	[_] Principal Underwriter Name: ANICO Financial Services, Inc.

	B.	[_] File Number (If any): 8-68938

	C.	[_] City: GalvestonState: TX Zip Code: 77550 Zip Ext.:7947

		[_] Foreign Country: ________________	Foreign Postal Code: _________

114.	A.	[_] Principal Underwriter Name: _____________________________________

	B.	[_] File Number (If any): 8-_________________

	C.	[_] City: _________ State: ______ Zip Code: ____ Zip Ext.: ____

		[_] Foreign Country: __________________	Foreign Postal Code: _________

115.	A.	[_] Independent Public Accountant Name: KPMG LLP

	B.	[_] City: Houston State: TX Zip Code: 77002 Zip Ext.:

		[_] Foreign Country: __________________	Foreign Postal Code: _________

115.	A.	[_] Independent Public Accountant Name: ___________

	B.	[_] City: _________ State: ______ Zip Code: ____ Zip Ext.: ____

		[_] Foreign Country: __________________	Foreign Postal Code: _________

For period ending 12/31/12	If filing more than one Page 49, “X” box: ☐
File Number 811-06160

116.		Family of investment companies information:

	A.	[_] Is Registrant part of a family of investment companies? (Y/N)	Y

	B.	[_] Identify the family in 10 letters	AMNATINSCO
(NOTE: In filing this form, use this identification consistently for all investment companies in family. This designation is for purposes of this form only.)

117.	A.	[_] Is Registrant a separate account of an insurance company? (Y/N)	Y

If answer is "Y" (Yes), are any of the following types of contracts funded by the Registrant?:

	B.	[_] Variable annuity contracts? (Y/N)	N

	C.	[_] Scheduled premium variable life contracts? (Y/N)	N

	D.	[_] Flexible premium variable life contracts? (Y/N)	Y

	E.	[_] Other types of insurance products registered under the Securities Act of 1933 (Y/N)	N

118.		[_] State the number of series existing at the end of the period that had securities registered under the Securities Act of 1933	53

119.		[_] State the number of new series for which registration statements under the Securities Act of 1933 became effective during the period	0

120.		[_] State the total value of the portfolio securities on the date of deposit for the new series included in item 119 ($000's omitted)	$ 0

121.		[_] State the number of series for which a current prospectus was in existence at the end of the period.	39

122.		[_] State the number of existing series for which additional units were registered under the Securities Act of 1933 during the current period	0

For period ending 12/31/12	If filing more than one Page 50, “X” box: ☐
File Number 811-06160

123.	[_] State the total value of the additional units considered in answering item 122 ($000's omitted)	$ 0

124.
[_] State the total value of units of prior series that were placed in the portfolios of subsequent series during the current period (the value of these units is to be measured on the date they were placed in the subsequent series) ($000's omitted)
$ 0

125.
[_] State the total dollar amount of sales loads collected (before reallowances to other brokers or dealers) by Registrant's principal underwriter and any underwriter which is an affiliated person of the principal underwriter during the current period solely from the sale of units of all series of Registrant ($000's omitted)
$ 0

126.
[_] Of the amount shown in item 125, state the total dollar amount of sales loads collected from secondary market operations in Registrant's units (include the sales loads, if any, collected on units of a prior series placed in the portfolio of a subsequent series.) ($000's omitted)
$ 0

127.
[_] List opposite the appropriate description below the number of series whose portfolios are invested primarily (based upon a percentage of NAV) in each type of security shown, the aggregate total assets at market value as of a date at or near the end of the current period of each such group or series and the total income distributions made by each such group of series during the current period (excluding distributions of realized gains, if any):

	Number of Series Investing	Total Assets ($000’s omitted)	Total Income Distributions ($000’s omitted)
A. U.S. Treasury direct issue
B. U.S. Government agency
C. State and municipal tax-free
D. Public utility debt
E. Brokers or dealers debt or debt of brokers' or dealers parent
F. All other corporate intermed. & long-term debt
G. All other corporate short-term debt	2	$16,935	$16
H. Equity securities of brokers or dealers or parents of brokers or dealers
I. Investment company equity securities
J. All other equity securities	51	$147,409	$5,871
K. Other securities
L. Total assets of all series of registrant

For period ending 12/31/12	If filing more than one Page 51, “X” box: ☐
File Number 811-06160

128.
[_] Is the timely payment of principal and interest on any of the portfolio securities held by any of Registrant's series at the end of the current period insured or guaranteed by an entity other than the issuer? (Y/N)
N

[If answer is "N" (No), go to item 131.]

129.		[_] Is the issuer of any instrument covered in item 128 delinquent or in default as to payment of principal or interest at the end of the current period? (Y/N)

[If answer is "N" (No), go to item 131.]

130.		[_] In computations of NAV or offering price per unit, is any part of the value attributed to instruments identified in item 129 derived from insurance or guarantees? (Y/N)

131.		[_] Total expenses incurred by all series of Registrant during the current reporting period ($000's omitted)	$1,522__

132.		[_] List the "811" (Investment Company Act of 1940) registration number for all Series of Registrant that are being included in this filing:

811-06160

133.
If the Registrant has divested itself of securities in accordance with Section 13(c) of the Investment Company Act of 1940 following the filing of its last report on Form N-SAR and before filing of the current report, disclose the following information for each such divested security:

	A.	Name of issurer;
	B.	Exchange ticker symbol;
	C.	CUSIP number;
	D.	Total number of shares or, for debt securities, principal amount divested;
	E.	Dates(s) that the securities were divested; and
F.
If the Registrant holds any securities of the issuer on the date of filing, the exchange ticker symbol; CUSIP number; and the total number of shares or, for debt securities, principal amount held on the date of filing.

This item 133 shall terminate one year after the date on which the provisions of Section 4 of the Sudan Accountability and Divestment Act of 2007 terminate pursuant to Section 12 of that Act.

Not Applicable

SIGNATURE PAGE

This report is signed on behalf of the registrant in the City of Galveston and State of Texas on the 28th day of February, 2013.

American National Variable Life Separate Account
Registrant

By:

Senior Vice President/Corporate Controller:	Witness:

/s/ W.F. CARLTON	/s/ MICHELE S. LORD
Name	Name

Senior Vice President/Corporate Controller	Variable Products Senior Compliance Specialist
Title	Title